                            SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D. C.  20549

                                 FORM 8-K


            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                    Date of Report      May 24, 1996


              PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
         (Exact name of registrant as specified in its charter)


      New Jersey                 1-9120         22-2625848
     (State or other          (Commission    (I.R.S. Employer
     jurisdiction of          File Number)   Identification No.)
     incorporation)


               80 Park Plaza, P. O. Box 1171
               Newark, New Jersey                              07101-1171
               (Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code: 201-430-7000


            PUBLIC SERVICE ELECTRIC AND GAS COMPANY
      (Exact name of registrant as specified in its charter)


  New Jersey                1-973          22-1212800
 (State or other         (Commission    (I.R.S. Employer
jurisdiction of          File Number)   Identification No.)
incorporation)


         80 Park Plaza, P. O. Box 570
         Newark, New Jersey                            07101-0570
        (Address of principal executive offices)        (Zip Code)
     Registrant's telephone number, including area code:  201-430-7000

Item 5.  Other Events.
- --------   ----------------

The following information updates certain matters previously reported to the Securities and Exchange Commission under Item 1 - Business of Part I and under
Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operation ("MD&A") of the Annual Reports on Form 10-K for the year ended
 December 31, 1995; and under Item 2 - MD&A of Part I and under Item 5
 - Other Information of Part II of the Reports on Form 10-Q for the quarter ended March 31, 1996 of Public Service Electric and Gas Company ("PSE&G") and of its parent, Public Service Enterprise Group Incorporated
 ("Enterprise").

PSE&G - Nuclear Operations - Salem
- ---------------------------------------------

On May 23, 1996, Enterprise and PSE&G issued the following press release:


          "PSE&G, CO-OWNERS TO PURCHASE STEAM
                      GENERATORS
           FOR  SALEM NUCLEAR UNIT 1 FROM
          UNFINISHED SEABROOK NUCLEAR UNIT 2

               Public Service Electric and Gas Company (PSE&G) and the co-owners of the Salem Nuclear Generating Station will purchase unused steam generators from the unfinished Seabrook Nuclear Unit 2 in New Hampshire for installation in Salem Nuclear Unit 1. PSE&G, operator of the Salem facility and co-owners PECO Energy Company, Atlantic Electric Company, and Delmarva Power and Light Company, jointly announced the agreement today (May 23, 1996).

               By using these steam generators, PSE&G said that it expects to return Salem 1 to operation in the second quarter of 1997. Salem Unit 2 is on schedule for return to service on August 27, 1996. The return of both units is subject to Nuclear Regulatory Commission concurrence.

               "With this steam generator strategy, we believe we will be able to keep Salem 1 on track in our initiative to assure that our nuclear units operate at a high level of excellence, in terms of safety, reliability, and sustained performance," said Leon Eliason, president of the PSE&G Nuclear Business Unit. "We are fortunate that the Seabrook steam generators are available and are technically and economically feasible."

               The two units at Salem have been out of service since May 16 and June 7, 1995, respectively. Since that time, PSE&G has been engaged in a thorough reassessment of the units' equipment, work processes, and personnel. In February, tests indicated microscopic cracks in steam generator tubes at Salem 1. PSE&G has been conducting additional inspections and analyses to determine whether the steam generators should be repaired or replaced. In April, the company announced that it had identified options that could make a return to service in the first half of 1997 a possibility. The decision to replace the steam generators, Eliason said, proved the best option from both an operational and financial perspective.

               The company plans to purchase four Westinghouse Model F steam generators that had been installed in Seabrook 2, which was never completed and is now owned by Northeast Utilities and 10 other co-owners. They will be shipped primarily by barge and are expected to arrive at the Salem site before the end of the year.

               PSE&G estimates that the cost of purchasing and installing the Seabrook steam generators is expected to be between $150 million and $170 million, of which PSE&G's share would be $64 to $72 million.

               Steam generators are large heat exchangers in which hot water from the reactor passes through tubes and converts surrounding water into steam that drives the unit's turbines to produce electricity. Each existing Salem unit steam generator contains 3,388 U-shaped tubes about 40-feet high and 7/8-inch in diameter.

               Westinghouse's Model F steam generator is a newer technology than the models they will replace. Model F steam generator tubes are made out of heat-treated Inconel and they have performed well in nuclear plants throughout the world.

               The Salem station consists of two 1,100-megawatt pressurized water nuclear reactors located along the Delaware River in Salem County, New Jersey. PSE&G operates the station and owns 42.59% of the facility. The other co-owners are PECO Energy Company, which owns 42.59%, and Atlantic Electric Company and Delmarva
          Power and Light Company, which each own 7.41%. Each Salem unit represents approximately 4% of PSE&G's installed electric generating capacity and approximately 2% of its assets.

               PSE&G is the principal subsidiary of Public Service Enterprise Group Incorporated, a diversified energy and energy services company."



                            SIGNATURE
                        -----------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

           PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           (Registrant)

             PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           (Registrant)



          By           R. EDWIN SELOVER
               -----------------------------------------------------------------
                       R.  Edwin Selover
              Vice President and General Counsel
          Public Service Enterprise Group Incorporated

           Senior Vice President and General Counsel
            Public Service Electric and Gas Company


Date:  May 24, 1996